Exhibit 99.1

News Release

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005
Financial Media: David Gutierrez, Dresner Corporate Services at (312) 780-7204
Corrections Corporation of America Announces
First Quarter 2009 Financial Results
First Quarter Earnings Per Share of $0.29
Raises Full-Year 2009 EPS Guidance To a Range of $1.17 to $1.25
NASHVILLE, Tenn. — May 7, 2009 — Corrections Corporation of America (NYSE: CXW) (the “Company” or “CCA”), the nation’s largest provider of corrections management services to government agencies, announced today its financial results for the first quarter ended March 31, 2009.
Financial Review — First Quarter 2009
▪	Net income per diluted share of $0.29

▪	Total revenues increased 6.5% to $404.2 million

▪	EBITDA increased 9.6% to $99.6 million

▪	Repurchased 9.6 million shares at an aggregate purchase price of $108.4 million during the first quarter of 2009

▪	1,020 beds placed into service during the first quarter of 2009, completing the final phase of construction at our La Palma Correctional Center

▪	Awarded three new management contracts for up to 3,819 inmates
Total revenues for the first quarter of 2009 increased 6.5%, primarily driven by a 3.9% increase in revenue per compensated man-day combined with a 4.2% increase in average inmate populations. Management revenue from federal customers increased 5.5% to $160.1 million generated during the first quarter of 2009, compared with $151.8 million generated during the prior year period, primarily driven by per diem increases achieved during 2008. Management revenue from state customers increased 9.5% to $211.8 million during the first quarter of 2009, from $193.5 million for the same period in 2008. The growth in state revenues from the first quarter 2008 was primarily attributable to increased inmate populations from the states of California, Colorado and Idaho combined with per diem increases achieved during 2008, partially offset by a reduction in inmate populations from the states of Minnesota, Washington, New Mexico, and Kentucky.
Adjusted Free Cash Flow increased to $73.0 million during the first quarter of 2009 from $72.7 million generated during the same period in 2008. Adjusted free cash flow was negatively impacted by a $2.2 million increase in maintenance and technology capital expenditures.
10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000
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CCA First Quarter 2009 Financial Results

As a result of placing approximately 9,300 new beds into service since the end of the fourth quarter of 2007, total portfolio occupancy decreased to 89.4% during the first quarter of 2009 from 97.0% during the first quarter of 2008. The average number of available beds increased 12.9% during the first quarter of 2009 from the first quarter of 2008. Our total average daily compensated population increased 4.2% to 76,489 in the first quarter of 2009 from 73,431 in the first quarter of 2008.
As of May 1, 2009, we had approximately 10,900 unoccupied beds at facilities that had availability of 100 or more beds, including 502 beds at the North Georgia Detention Center, where we currently expect renovations to be completed during the third quarter of 2009. However, this capacity is reduced to approximately 6,700 beds after taking into consideration the beds committed pursuant to new management contracts with the Federal Bureau of Prisons (“BOP”) at our newly constructed Adams County Correctional Center, Immigration and Customs Enforcement (“ICE”) at the North Georgia facility, and the state of Arizona at our Huerfano County Correctional Center, as well as the state of California at our La Palma Correctional Center and our Tallahatchie County Correctional Facility.
Commenting on the financial results, Chief Executive Officer, John Ferguson stated, “With first quarter revenues very much in line with our forecast, we were able to deliver better than expected financial results primarily as a result of favorable operating expense performance combined with a slight acceleration of our planned share repurchases. We are pleased that we were able to capitalize on our bed developments in 2008 through the award of three new contracts during the first quarter of 2009 for nearly 4,000 additional inmates. The remaining 6,700 beds in inventory positions us for additional growth in the future.”
EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP financial measures.
Operations Highlights
For the quarters ended March 31, 2009 and 2008, key operating statistics for the continuing operations of the Company were as follows:

	Quarter Ended March 31,
Metric	2009	2008	% Change
Average Available Beds	85,528	75,731	12.9%
Average Compensated Occupancy	89.4%	97.0%	-7.8%
Total Compensated Man-Days	6,884,021	6,682,227	3.0%
Average Daily Compensated Population	76,489	73,431	4.2%

Revenue per Compensated Man-Day	$58.45	$56.27	3.9%
Operating Expense per Compensated Man-Day:
Fixed	30.96	29.54	4.8%
Variable	9.94	9.92	0.2%

Total	40.90	39.46	3.6%

Operating Margin per Compensated Man-Day	$17.55	$16.81	4.4%

Operating Margin	30.0%	29.9%	0.3%
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CCA First Quarter 2009 Financial Results

Total revenue for the first quarter of 2009 increased 6.5% to $404.2 million from $379.4 million during the same period in 2008, as total compensated man-days increased 3.0%, and as revenue per compensated man-day increased 3.9%.
Total operating expenses per compensated man-day increased 3.6% during the first quarter of 2009 compared with the same period in 2008. Operating costs per man-day reflect normal wage and other general inflationary increases, as well as operating inefficiencies associated with our inventory of vacant beds and the ramp-up of new bed activations primarily at the La Palma and Tallahatchie facilities.
We expect fixed costs per compensated man-day to continue to be negatively impacted by start-up expenses at our Adams County Correctional Center, Huerfano County Correctional Center and the North Georgia Detention Center as we prepare for the commencement of our new management contracts.
Business Development Update
During 2008, we announced that we were awarded a contract with the Office of the Federal Detention Trustee (“OFDT”) to design, build, and operate a facility expected to house approximately 1,000 federal prisoners. The contract provides for a guarantee of 750 prisoners and includes an initial term of five years with three five-year renewal options. In April 2009, we received authorization from the OFDT to commence construction of our new 1,072-bed Nevada Southern Detention Center. As a result we expect to complete construction during the third quarter of 2010 and expect to begin receiving detainees during the fourth quarter of 2010.
In March 2009, we announced a new contract to manage detainee populations for ICE at the North Georgia Detention Center in Hall County, Georgia with a total design capacity of 502 beds upon completion of renovations. Under a five-year Inter-Governmental Service Agreement between Hall County, Georgia and ICE, we will house up to 500 ICE detainees at the facility. We are leasing the former Hall County Jail from Hall County, Georgia. The lease has an initial term of 20 years with two five-year renewal options and provides us the ability to cancel the lease if we do not have a management contract. We currently anticipate opening the facility during the third quarter of 2009 and expect the facility to be substantially occupied by the end of 2009.
In March 2009, we also announced a new agreement with the state of Arizona to manage up to 752 Arizona inmates at our 752-bed Huerfano County Correctional Center in Colorado. The new contract includes an initial term ending March 9, 2010, which may be renewed by mutual agreement for four consecutive terms of one year each. The new contract includes a guaranteed 90% occupancy level effective upon initially reaching 90% occupancy. We recently completed the relocation of the Colorado inmates housed at the Huerfano facility to our three other facilities located in Colorado. In April we began to receive inmates from the state of Arizona and expect the facility will be substantially occupied during the second quarter of 2009.
In April 2009, we announced that we were awarded a contract with the BOP to house up to 2,567 federal inmates at our recently completed 2,232-bed Adams County Correctional Center in Mississippi. The four-year contract, awarded as part of the Criminal Alien Requirement 8 Solicitation (“CAR 8”), also provides for up to three two-year renewal options and includes contract provisions that are materially comparable to our other contracts with the BOP, including a 50%
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CCA First Quarter 2009 Financial Results

guarantee of occupancy during the activation period and a 90% guarantee thereafter. We expect to receive a Notice to Proceed within 120 days of the contract award and expect to commence receiving inmates during the third quarter of 2009.
In April 2009, we were awarded a contract for the continued management of ICE detainees at our 905-bed Houston Processing Center. The new agreement which commenced on April 1, 2009, has a base period of one-year with four one-year renewal options and contains a 750 bed guarantee.
Liquidity Update
Stock Repurchase Plan Update
In November 2008, we announced that our Board of Directors approved a stock repurchase program to repurchase up to $150.0 million of our common stock. Through May 1, 2009, we have purchased 10.7 million shares at a total cost of $125.0 million. As of May 1, 2009, we had 115.2 million shares outstanding.
Capital Resources
At March 31, 2009, our liquidity was provided by cash on hand of $44.0 million and $119.0 million available under our revolving credit facility. During the quarter ended March 31, 2009, we generated $73.0 million in adjusted free cash flow, and as of March 31, 2009, we had net working capital of $150.6 million. We believe we have the ability to fund the remaining balance of our stock repurchase program as well as our capital expenditure requirements, working capital and debt service requirements, with cash on hand, net cash provided by operations, and borrowings available under our revolving credit facility. None of our outstanding debt requires scheduled principal repayments, and we have no debt maturities until May 2011.
Guidance
We expect diluted earnings per share (“EPS”) for the second quarter of 2009 to be in the range of $0.26 to $0.28 and full year 2009 EPS to be in the range of $1.17 to $1.25, inclusive of start-up costs. Second quarter EPS is expected to be negatively impacted by approximately $0.02 of start-up costs associated with the new contract awards at our Adams County, Huerfano County and North Georgia facilities.
Many states are nearing completion of their fiscal year 2010 budgets, which begin July 1, 2009. The federal fiscal stimulus bill passed during the first quarter of 2009 provides significant funds to states over several years, which will assist them in balancing their budgets. However, uncertainty remains regarding the magnitude of the recession and the potential impacts on state budgets going forward. The earnings guidance incorporates our best estimate of the range of potential outcomes related to state budget uncertainties and ramp-up of populations from the state of California and our recent contract awards. We believe the long-term growth opportunities of our business remain very attractive as insufficient bed development by our customers should result in a continuation of the supply and demand imbalance that has been benefiting the private corrections industry.
During 2009, we expect to invest approximately $111.9 million in capital expenditures, consisting of approximately $58.7 million in prison construction and expansions that have been previously announced, $40.5 million in maintenance capital expenditures and $12.7 million in information
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CCA First Quarter 2009 Financial Results

technology. We also expect a 2009 GAAP income tax rate of approximately 38%, with cash taxes expected to approximate $80.0 million to $85.0 million.
Supplemental Financial Information and Investor Presentations
We have made available on our website supplemental financial information and other data for the first quarter of 2009. We do not undertake any obligation, and disclaim any duty, to update any of the information disclosed in this report. Interested parties may access this information through our website at www.correctionscorp.com under “Financial Information” of the Investor section.
Management may meet with investors from time to time during the second quarter of 2009. Written materials used in the investor presentations will also be available on our website beginning on or about May 26, 2009. Interested parties may access this information through our website at www.correctionscorp.com under “Webcasts” of the Investor section.
Webcast and Replay Information
We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) today, to discuss our first quarter 2009 financial results. To listen to this discussion, please access “Webcasts” on the Investor page at www.correctionscorp.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be available today at 6:00 p.m. eastern time through 11:59 p.m. eastern time on May 14, 2009, by dialing 888-203-1112, pass code 6903084.
About CCA
CCA is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 64 facilities, including 44 company-owned facilities, with a total design capacity of approximately 86,000 beds in 19 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including the impact governmental budgets can have on our per diem rates and occupancy; (ii) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional facility management contracts,
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CCA First Quarter 2009 Financial Results

including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (iv) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (v) risks associated with judicial challenges regarding the transfer of California inmates to out of state private correctional facilities; and (vi) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.
CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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CCA First Quarter 2009 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	March 31,	December 31,
	2009	2008
ASSETS
Cash and cash equivalents	$44,048	$34,077
Accounts receivable, net of allowance of $3,642 and $2,689, respectively	260,419	261,101
Deferred tax assets	14,359	16,108
Prepaid expenses and other current assets	15,834	23,472
Current assets of discontinued operations	864	3,541

Total current assets	335,524	338,299

Property and equipment, net	2,478,612	2,478,670

Restricted cash	6,732	6,710
Investment in direct financing lease	13,120	13,414
Goodwill	13,672	13,672
Other assets	19,621	20,455
Non-current assets of discontinued operations	—	154

Total assets	$2,867,281	$2,871,374

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$170,920	$189,049
Income taxes payable	11,574	450
Current portion of long-term debt	290	290
Current liabilities of discontinued operations	2,122	2,034

Total current liabilities	184,906	191,823

Long-term debt, net of current portion	1,264,781	1,192,632
Deferred tax liabilities	71,109	68,349
Other liabilities	39,016	38,211

Total liabilities	1,559,812	1,491,015

Commitments and contingencies

Common stock - $0.01 par value; 300,000 shares authorized;115,149 and 124,673 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	1,151	1,247
Additional paid-in capital	1,468,786	1,576,177
Retained deficit	(162,468)	(197,065)

Total stockholders’ equity	1,307,469	1,380,359

Total liabilities and stockholders’ equity	$2,867,281	$2,871,374

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CCA First Quarter 2009 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months
	Ended March 31,
	2009	2008
REVENUE:
Management and other	$403,572	$378,773
Rental	582	638

	404,154	379,411

EXPENSES:
Operating	284,797	268,892
General and administrative	19,771	19,553
Depreciation and amortization	24,644	21,316

	329,212	309,761

OPERATING INCOME	74,942	69,650

OTHER EXPENSES:
Interest expense, net	17,935	13,650
Other expenses	26	94

	17,961	13,744

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	56,981	55,906
Income tax expense	(21,595)	(21,430)

INCOME FROM CONTINUING OPERATIONS	35,386	34,476
Income (loss) from discontinued operations, net of taxes	(789)	522

NET INCOME	$34,597	$34,998

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.30	$0.28
Income (loss) from discontinued operations, net of taxes	(0.01)	—

Net income	$0.29	$0.28

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.29	$0.28
Income (loss) from discontinued operations, net of taxes	—	—

Net income	$0.29	$0.28

RECONCILIATION OF DILUTED SHARES OUTSTANDING
Weighted average common shares outstanding — basic	119,797	124,024
Effect of dilutive securities:
Stock options and warrants	611	1,857
Restricted stock—based compensation	149	219

Weighted average shares and assumed conversions — diluted	120,557	126,100

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CCA First Quarter 2009 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED AND AMOUNTS IN THOUSANDS)
CALCULATION OF ADJUSTED FREE CASH FLOW

	For the Three Months Ended
	March 31,
	2009	2008
Income from continuing operations before income taxes	$56,981	$55,906
Income taxes paid	(245)	(376)
Depreciation and amortization	24,644	21,316
Depreciation and amortization for discontinued operations	4	96
Income (loss) from discontinued operations, net of taxes	(789)	522
Income tax expense (benefit) for discontinued operations	(481)	320
Stock-based compensation reflected in G&A expenses	2,325	2,020
Amortization of debt costs and other non-cash interest	894	993
Maintenance and technology capital expenditures	(10,312)	(8,138)

Adjusted Free Cash Flow	$73,021	$72,659

CALCULATION OF EBITDA

	For the Three Months Ended
	March 31,
	2009	2008
Net income	$34,597	$34,998
Interest expense, net	17,935	13,650
Depreciation and amortization	24,644	21,316
Income tax expense	21,595	21,430
Income (loss) from discontinued operations, net of taxes	789	(522)

EBITDA	$99,560	$90,872

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION
EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.
Management and investors review both the Company’s overall performance (including GAAP EPS, net income, and Adjusted Free Cash Flow) and the operating performance of the Company’s correctional facilities (EBITDA). EBITDA is useful as a supplemental measure of the performance of the Company’s correctional facilities because it does not take into account depreciation and amortization or tax provisions. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted Free Cash Flow substitutes capital expenditures incurred to maintain the functionality and condition of the Company’s correctional facilities in lieu of a provision for depreciation; Adjusted Free Cash Flow also excludes certain other non-cash expenses that do not affect the Company’s ability to service debt.
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CCA First Quarter 2009 Financial Results

The Company may make adjustments to GAAP net income, EBITDA and Adjusted Free Cash Flow from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate EBITDA and Adjusted Free Cash Flow differently than the Company does, or adjust for other items, and therefore comparability may be limited. EBITDA and Adjusted Free Cash Flow are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.
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